OPCO FUNDING LOAN AGREEMENT

Between

RICHTRAU NO. 179 (PROPRIETARY) LIMITED

and

RICHTRAU NO. 177 (PROPRIETARY) LIMITED

OPCO FUNDING LOAN AGREEMENT

1.	PARTIES

1.1	The Parties to this Agreement are:

1.1.1	RICHTRAU NO. 179 (PROPRIETARY) LIMITED; and

1.1.2	RICHTRAU NO. 177 (PROPRIETARY) LIMITED.

1.2	The Parties agree as set out below.

2.	INTERPRETATION

2.1

The headings to the clauses of this Agreement are for reference purposes only and shall in no way govern or affect the interpretation of nor modify nor amplify the terms of this Agreement nor any clause hereof.

2.2

Words and expressions not otherwise defined in this Agreement shall bear the meaning given to them in the Holdco Shareholders Agreement (as defined below), provided that if there is any inconsistency between the provisions of the Holdco Shareholders Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail. In addition, unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

2.2.1	“Agreement” means this Opco Funding Loan Agreement;

2.2.2	“Business Day” ” means a day (other than a Saturday or Sunday) on which banks are open for general business in Johannesburg;

2.2.3	“Closing Date” has the meaning given to it in the Plateau Senior Facilities Agreement;

2.2.4	“Global Intercreditor Agreement” has the meaning given to it in the Plateau Senior Facilities Agreement;

2.2.5	“Holdco” means Richtrau No. 179 (Proprietary) Limited (Registration No. 2007/106711/07), a private company duly incorporated according with the company laws of South Africa;

2.2.6

“Holdco Claims” means the loan claims of Holdco (as lender) against Opco (as borrower) for a principal amount of ZAR980 392 157 (Nine Hundred and Eighty Million Three Hundred and Ninety-two Thousand One Hundred and Fifty-seven Rand) (after the implementing of step 7 of the Transaction Structure Memorandum);

2.2.7	“Holdco Business Account” has the meaning given to it in the Plateau Senior Facilities Agreement;

2.2.8	“Holdco Shareholders Agreement” means the written shareholders agreement, dated 28 March 2008 between the RPM, Plateau and Holdco;

2.2.9

“Interest Rate” means the prevailing interest rate as defined and determined under the Plateau Funding Loan Agreement from time to time on the basis if there is any fixed rate tranche under (x) the Plateau Funding Loan Agreement and/or (y) the RPM Funding Loan Agreement (the principal amounts contemplated in (x) and (y) together the “Fixed Rate Tranche”), the Interest Rate in relation to that portion of the principal of the Loan hereunder which equals the Fixed Rate Tranche, shall be the relevant fixed rate of interest which Plateau is obliged to pay to the Plateau Hedge Counterparty under the relevant Plateau Hedging Documents relating to any interest rate swap arrangements concluded between Plateau and a Plateau Hedge

Counterparty in relation to the funding under the Plateau Senior Facilities Agreement or any principal portion thereof;

2.2.10	“JIBAR” means the “JIBAR” rate as determined in and prevailing under the Plateau Senior Facilities Agreement from time to time;

2.2.11	“Loan” means the principal amount outstanding of the Holdco Claims under this Agreement from time to time;

2.2.12	“OCSF Rate” means the “Interest Rate” as defined in the RPM Operating Cash Flow Shortfall Facility Agreement;

2.2.13	“Opco” means Richtrau No. 177 (Proprietary) Limited (Registration No. 2007/016711/07), a private company duly incorporated according to the company laws of South Africa;

2.2.14	“Opco OCSF Tranches” means the loans made by Holdco to Opco from time to time which are funded from the proceeds of RPM OCSF Tranches and Plateau OCSF Tranches;

2.2.15

“Opco Shareholder Loan Agreement” means the Opco shareholder loan agreement, dated 19 March 2008, between Holdco as lender and Opco as borrower pursuant to which Holdco loaned the sum of ZAR7,058,823,529 to Opco (which loan is to be written down for accounting purposes by ZAR1,960,784,313 (One Billion Nine Hundred and Sixty Million, Seven Hundred and Eighty-four Thousand Three Hundred and Thirteen Rand) pursuant to an amendment to the Holdco Shareholder Loan Agreement);

2.2.16	“Parties” means:

2.2.16.1	Holdco; and

2.2.16.2	Opco,

and “Party” means, as the context requires, either of them;

2.2.17	“Plateau” means Plateau Resources (Proprietary) Limited (Registration No. 1996/013879/07), a private company duly incorporated according to the company laws of South Africa;

2.2.18	“Plateau Funding Loan Agreement” means the written agreement entitled “Plateau Funding Loan Agreement” concluded or to be concluded between Plateau and Holdco on or about the Signature Date;

2.2.19	“Plateau Hedge Counterparty” has the meaning given to it in the Plateau Senior Facilities Agreement;

2.2.20	“Plateau Hedging Documents” has the meaning given to it in the Plateau Senior Facilities Agreement;

2.2.21	“Plateau Loan” means the “Loan” as defined in the Plateau Funding Loan Agreement;

2.2.22	“Plateau OCSF Tranches” means “Plateau OCSF Tranches” as defined in the Plateau Funding Loan Agreement;

2.2.23

“Plateau Senior Facilities Agreement” means the written agreement entitled “Senior Term Loan Facilities Agreement” concluded or to be concluded between inter alia Plateau, SCB and the Plateau Security SPV on or about the Signature Date;

2.2.24	“Plateau Security SPV” means Micawber 634 (Proprietary) Limited (Registration No. 2007/025445/07), a private company duly incorporated according to the company laws of South Africa;

2.2.25	“RPM” means Rustenburg Platinum Mines Limited (Registration No. 1931/003380/06), a public company duly incorporated according to the company laws of South Africa;

2.2.26	“RPM Funding Loan Agreement” has the meaning given to it in the Plateau Senior Facilities Agreement;

2.2.27	“RPM OCSF Tranches” means “RPM OCSF Tranches” as defined in the RPM Funding Loan Agreement;

2.2.28

“SCB” means Standard Chartered Bank, Johannesburg Branch (Registration No: 2003/020177/10), a company incorporated in England with limited liability by Royal Charter 1853, under reference ZC18 and registered as an external company in South Africa.

2.2.29	“Senior Agent” has the meaning given to it in the Plateau Senior Facilities Agreement;

2.2.30	“Senior Debt Payment Date” means each and every date on which a repayment or the payment of interest is required to be made by Plateau as borrower under the Plateau Senior Facilities Agreement;

2.2.31	“Signature Date” means the date of signature of the Party last signing this Agreement;

2.2.32	“South Africa” means the Republic of South Africa as constituted from time to time;

2.2.33	“Structure Memorandum” has the meaning given to it in the Plateau Senior Facilities Agreement;

2.2.34	“Termination Date” has the meaning given to it in the Plateau Senior Facilities Agreement.

2.3	Any reference in this Agreement to:

2.3.1	a “clause” shall, subject to any contrary indication, be construed as a reference to a clause hereof;

2.3.2	“including” or “includes” means including (or includes) without limitation;

2.3.3

“law” shall be construed as any law (including common or customary law) or statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any relevant government, supranational, local government, statutory or regulatory body or court; and

2.3.4

a “person” shall be construed as a reference to any person, firm, company, trust, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

2.4	Unless inconsistent with the context or save where the contrary is expressly indicated:

2.4.1

if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

2.4.2

when any number of days is prescribed in this Agreement, the same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

2.4.3	in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the previous Business Day;

2.4.4

in the event that the day for performance of any obligation in terms of this Agreement (other than a payment obligation) should fall on a day which is not a Business Day, the relevant day for performance shall be the next succeeding Business Day;

2.4.5	any reference in this Agreement to any legislation, law or enactment is to that legislation, law or enactment as at the Signature Date and as amended or re-enacted from time to time;

2.4.6

any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

2.4.7	no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a Party to this Agreement; and

2.4.8	a reference to a Party includes that Party’s successors-in-title and permitted assigns.

2.5	Unless inconsistent with the context, an expression which denotes:

2.5.1	any one gender includes the other genders;

2.5.2	a natural person includes a juristic person and vice versa; and

2.5.3	the singular includes the plural and vice versa.

2.6

Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.7

The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

2.8

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.9

The use of any expression in this Agreement covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.10	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

3.	INTRODUCTION

This Agreement sets out the terms and conditions which shall apply to:

3.1	the Holdco Claims with effect on the Closing Date and which accordingly hereby replace the terms and conditions which previously applied to the

Holdco Claims in terms of the Opco Shareholder Loan Agreement prior to the Closing Date; and

3.2	the Opco OCSF Tranches.

4.	ADVANCE OF OPCO OCSF TRANCHES

Holdco hereby undertakes and agrees that, to the extent it has received any Plateau OCSF Tranches or RPM OCSF Tranches in terms of the Plateau Funding Loan Agreement and the RPM Funding Loan Agreement, it shall advance the Opco OCSF Tranches to Opco, which shall be in an amount equal to the aggregate of the Plateau OCSF Tranches and the RPM OCSF Tranches.

5.	REPAYMENT OF THE LOAN AND THE OPCO OCSF TRANCHES

5.1

To the extent cash is available, Opco shall repay the Loan to Holdco in instalments by repaying, on each Senior Debt Payment Date set out in Schedule 1 (Repayment Profile), an amount which reduces the outstanding aggregate Loan by an amount equal to the relevant proportion of the Holdco Claims borrowed or deemed to be borrowed by Opco on the Closing Date, as set out in Schedule 1 (Repayment Profile), provided that irrespective of whether cash is available, the full amount of the Loan, inclusive of all accrued and unpaid interest and any other amounts that may become payable hereunder shall be repaid on the earlier of:

5.1.1	the Termination Date; and

5.1.2	the date on which the Loan and all accrued and unpaid interest and any other amounts become payable pursuant to a written notice issued to Opco under clause 11.2 (Events of Default).

5.2

To the extent cash is available after the making of all payments referred to in clause 5.1 above, and subject to the provisions of the Global Intercreditor Agreement, Opco shall repay that portion of the Opco OCSF

Tranches equal to such available cash on each Senior Debt Payment Date provided that, irrespective of whether cash is available, but subject to all amounts that are required to be paid under clause 5.1 above being settled, and subject to the provisions of the Global Intercreditor Agreement, the Opco OCSF Tranches, inclusive of all accrued and unpaid interest and any other amounts that may become payable hereunder in respect of the Opco OCSF Tranches shall be repaid on the earlier of:

5.2.1	the Termination Date; and

5.2.2	the date on which the Opco OCSF Tranches and all accrued and unpaid interest and any other amounts become payable pursuant to a written notice issued to Opco under clause 11.2 (Events of Default).

5.3	The instalments referred to above shall be paid by direct electronic transfer to the Holdco Business Account of Holdco.

6.	PREPAYMENT

If any amount of the Loan is prepaid by Opco, then the amount of the instalment due on each Senior Debt Repayment Date set out in Schedule 1 (Repayment Profile) falling after that prepayment will reduce in inverse chronological order by the amount of the Loan prepaid.

7.	INTEREST

7.1

The unpaid principal balance of the Loan shall bear interest at the Interest Rate and on the same terms and subject to the same conditions mutatis mutandis as are applicable to the bearing of interest on the Plateau Loan under the Plateau Funding Loan Agreement.

7.2

Any amount payable under this Agreement in respect of the Loan which is not paid on its due date for payment shall be capitalised on the day after the relevant amount was payable and thereafter form part of the Loan.

7.3	Any amount of interest which is capitalised shall be repaid as soon as cash is available.

7.4

Interest on the unpaid principal balance of the Loan shall be paid on the same Senior Debt Payment Dates and on the same terms and subject to the same conditions mutatis mutandis as are applicable to the payment of interest on the Plateau Loan under the Plateau Funding Loan Agreement.

7.5	The unpaid principal balance of the Opco OCSF Tranches shall bear interest at the OCSF Rate.

7.6

To the extent that cash is available after the making of all payments of interest referred to in clause 7.1 above, and subject to the provisions of the Global Intercreditor Agreement, interest on the unpaid principal balance of the Opco OCSF Tranches shall be paid on the same Senior Debt Payment Dates and on the same terms and conditions mutatis mutandis as are applicable to the payment of interest on the Plateau OCSF Tranches and the RPM OCSF Tranches.

7.7	The interest referred to above shall be paid by direct electronic transfer to the Holdco Business Account of Holdco.

8.	PAYMENTS

All payments to be made by OpCo to Holdco in terms of this Agreement in relation to the Loan and the Opco OCSF Tranches shall be made on the same terms and subject to the same conditions mutatis mutandis as are applicable to payments in relation to the Plateau Loan under the Plateau Funding Loan Agreement and if on any payment date the amount received by Holdco from Opco is less than the full amount required to be paid by Holdco under this Agreement on that date, the amount received shall be applied to discharge the liabilities of Opco under this Agreement in the order of priority set out in the

Global Intercreditor Agreement in relation to the Opco Cash Waterfall (as defined in the Global Intercreditor Agreement).

9.	ADDITIONAL PAYMENTS

9.1

If any amount becomes payable by Holdco to Plateau under the Plateau Funding Loan Agreement and by Holdco to RPM under the RPM Funding Loan Agreement (an “Additional Plateau and RPM Amount”), Opco shall be obliged to make payment of an amount equivalent to that Additional Plateau and RPM Amount to Holdco on the same date or dates (as applicable) as such Additional Plateau and RPM Amounts are payable by Holdco under the Plateau Funding Loan Agreement and the RPM Funding Loan Agreement.

9.2	Any Additional Plateau and RPM Amount shall be paid into the Holdco Business Account.

9.3

Opco hereby indemnifies Holdco immediately on demand against any cost, loss or liability incurred by Holdco (x) to Plateau under the Plateau Funding Loan Agreement (constituting a cost, loss or liability which is lawfully claimed from Holdco by Plateau) or (y) to RPM under the RPM Funding Loan Agreement and (in relation to (x) or (y)) in respect of which Holdco would not otherwise be entitled to receive a matching payment from Opco under this Agreement, the Parties acknowledging and agreeing that Holdco is relying on receiving payments from Opco hereunder in order to discharge all amounts payable by it from time to time under the Plateau Funding Loan Agreement and the RPM Funding Loan Agreement.

10.	REPRESENTATIONS AND WARRANTIES

10.1	Opco hereby represents and warrants to Holdco that on the Signature Date and the Closing Date:

10.1.1

Opco is a private company duly organised and existing under the laws of South Africa with the power and authority to enter into and to exercise its rights and perform its obligations under this Agreement;

10.1.2	Opco has procured the taking of all necessary corporate and other action to authorise the execution of this Agreement;

10.1.3	this Agreement is legal and binding on, and enforceable against, Opco;

10.1.4	the provisions of this Agreement are not in conflict with, and will not constitute a breach of the provisions of any other agreement or undertaking which is binding on Opco.

10.2	Each of the representations and warranties given by Opco in terms of clause 10.1 shall:

10.2.1	prima facie be deemed to be a representation of fact inducing Holdco to enter into this Agreement;

10.2.2	be presumed to be material unless the contrary is proved;

10.2.3

insofar as any of the warranties is promissory or relates to a future event, be deemed to have been given as at the due date for fulfilment of the promise or for the happening of the event, as the case may be; and

10.2.4	be a separate warranty and in no way be limited or restricted by reference to or inference from the terms of any other warranty.

10.3	Holdco is entering into this Agreement relying upon the representations and warranties given by Opco in clause 10.1.

11.	EVENTS OF DEFAULT

11.1	An Event of Default shall occur if:

11.1.1

Opco fails to pay any sum due from it hereunder at the time, in the currency and in the manner specified herein unless the failure to pay is solely due to technical or administrative reasons and the relevant amount is duly paid within 2 (two) Business Days of its due date; or

11.1.2

any material representation or statement made by Opco in connection with this Agreement is or proves to have been incorrect or misleading when made and Opco fails to remedy such circumstances within 10 (ten) Business Days after receiving written notice from Holdco requiring such remedy; or

11.1.3

Opco fails to duly perform or comply with any other obligation expressed to be assumed by it in this Agreement and such failure is not remedied within 10 (ten) Business Days after Holdco has given written notice thereof to Opco; or

11.1.4

Opco takes any corporate action or other steps are taken or legal proceedings are started for its winding-up (whether provisional or final), dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, trustee or similar officer over it or any or all of its revenues and assets; or

11.1.5	at any time any act, condition or thing required to be done, fulfilled or performed by Opco in order:

11.1.5.1	to enable Opco lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it in this Agreement; or

11.1.5.2	to ensure that the obligations expressed to be assumed by Opco in this Agreement are enforceable, legal and valid,

is not done, fulfilled or performed;

11.1.6

at any time it is or it becomes unlawful for Opco to perform or comply with any or all of its obligations under this Agreement or any of the obligations of Opco under this Agreement are not or cease to be legal, valid and binding;

11.1.7	the Senior Agent takes or is instructed to take any of the actions referred to in clause 28.20 (Acceleration) of the Plateau Senior Facilities Agreement;

11.1.8	RPM (or the Senior Agent on its behalf) takes any of the actions referred to in clause 11.2 of the RPM Funding Loan Agreement; or

11.1.9	Plateau (or the Senior Agent on its behalf) takes any of the actions referred to in clause 11.2 of the Plateau Funding Loan Agreement.

11.2

Upon the occurrence of an Event of Default and subject to any restrictions on enforcement action provided for in the Global Intercreditor Agreement, Holdco may, without prejudice to any other rights it may have in terms of this Agreement or at law, by written notice to Opco:

11.2.1	claim and recover from Opco (which amount shall be immediately due and payable):

11.2.1.1	the unpaid principal balance of the Loan;

11.2.1.2	all accrued and unpaid interest due and payable by Opco in accordance with the terms of this Agreement; and

11.2.1.3	any other amounts which are payable by Opco to Holdco under this Agreement (whether or not then due and payable on the basis that any and all such amounts shall immediately be due and payable);

11.2.2	declare the Loan and all other amounts payable by Opco pursuant to this Agreement to be due and payable on demand of Holdco.

11.3

If Holdco takes any of the actions referred to in clause 11.2, interest shall accrue on all outstanding amounts under this Agreement in respect of the Opco OCSF Tranches from the due date of payment up to the date of actual payment (both before and after judgment) at a rate which is 2% per annum higher than the OCSF Rate. Any interest accruing under this Clause 11.3 shall be immediately payable by Opco on demand by Holdco.

12.	CESSION

Holdco shall be entitled to cede its rights, title, interest and benefits under this Agreement to RPM and Plateau without the consent of Opco. To the extent that any splitting of claims arises against Opco as a consequence of such cession, Opco hereby consents to such splitting of claims. Save as referred to above, neither Party shall be entitled to cede or assign its rights, title, interest or benefits or to delegate any of its obligations under this Agreement.

13.	CERTIFICATE OF INDEBTEDNESS

A certificate signed by a manager or director of Holdco (whose appointment it shall not be necessary to prove) shall be prima facie proof of:

13.1	the amount of any indebtedness owing by Opco to Holdco pursuant to this Agreement;

13.2	the due date of such indebtedness; and

13.3	the fact that such indebtedness is due and owing and has not been paid or otherwise discharged.

14.	NOTICES AND DOMICILIA

14.1	Notices

14.1.1	Each Party chooses the addresses set out opposite its name below as its addresses to which any written notice in connection with this Agreement may be addressed.

14.1.1.1	Holdco:

4th Floor, 82 Grayston Drive
Off Esterhysen Lane
Sandton
Telefax No.:           (011) 883 0836
Attention:       The Company Secretary

14.1.1.2	Opco:

4th Floor, 82 Grayston Drive
Off Esterhysen Lane
Sandton
Telefax No.:           (011) 883 0836
Attention:       The Company Secretary

14.1.2

Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

14.1.3

Either Party may by written notice to the other Party change its chosen addresses and/or telefax number for the purposes of clause 14.1.1 to any other address(es) and/or telefax number, provided that the change shall become effective on the fourteenth day after the deemed or actual receipt of the notice by the other Party pursuant to clause 14.1.4 or 14.1.5 (as applicable).

14.1.4	Any notice given in terms of this Agreement shall:

14.1.4.1	if sent by a courier service be deemed to have been received by the addressee on the 5th (fifth) Business Day following the date of such sending;

14.1.4.2	if delivered by hand be deemed to have been received by the addressee on the date of delivery;

14.1.4.3	if transmitted by facsimile be deemed to have been received by the addressee on the first Business Day after the date of transmission;

unless the contrary is proved.

14.1.5

Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

14.2	Domicilia

14.2.1

Each of the Parties chooses its address referred to in clause 14.1 as its domicilium citandi et executandi at which address documents in legal proceedings in connection with this Agreement may be served.

14.2.2

Either Party may by written notice to the other Party change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Party pursuant to clause 14.1.4.

15.	GOVERNING LAW

The entire provisions of this Agreement shall be governed by and construed in accordance with the laws of South Africa.

16.	JURISDICTION

The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg, South Africa (or any successor to that division) in regard to all matters arising from this Agreement.

17.	SEVERABILITY

Each provision in this Agreement is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the aforegoing, the Parties hereto acknowledge their intention to continue to be bound by this Agreement notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

18.	COSTS

18.1

It is recorded that the costs of and incidental to the negotiation, preparation and execution of this Agreement shall be borne in accordance with the provisions of the Plateau Senior Facilities Agreement.

18.2	All legal costs incurred by a Party in consequence of any default of the provisions of this Agreement by the other Party shall be payable on demand by the Defaulting Party on the scale as between attorney and own client and shall include collection charges, the costs incurred by the Aggrieved Party in endeavouring to enforce such rights prior to the institution of legal proceedings and the costs incurred in connection with the satisfaction or enforcement of any judgement awarded in favour of the Aggrieved Party in relation to its rights in terms of or arising out of this Agreement.

19.	GENERAL

19.1	This Agreement contains the entire agreement between the Parties in regard to the subject matter hereof.

19.2

Neither Party shall be bound by or have any claim or right of action arising from any express or implied term, undertaking, representation, warranty, promise or the like not included or recorded in this document whether it induced the contract and/or whether it was negligent or not.

19.3

No variation, amendment or consensual cancellation of this Agreement or any provision or term hereof and no settlement of any disputes arising under this Agreement and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of this Agreement shall be binding or have any force and effect unless reduced to writing and signed by or on behalf of the Parties. Any such extension, waiver or relaxation or suspension which is so given or made shall be construed as relating strictly to the matter in respect whereof it was made or given.

19.4	No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement shall operate as an estoppel against any Party in respect of its rights under this Agreement.

19.5	No failure by either Party to enforce any provision of this Agreement shall constitute a waiver of such provision or affect in any way such Party’s right to require the performance of such provision at any time in the future, nor shall a waiver of a subsequent breach nullify the effectiveness of the provision itself.

19.6	Except as provided for under this Agreement, neither Party shall cede any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SIGNED at Johannesburg on this the 12th day of June 2009.

For and on behalf of
RICHTRAU NO. 179
(PROPRIETARY) LIMITED

/s/ signed

____________________________
Name:
Capacity:
Who warrants his authority hereto

SIGNED at Johannesburg on this the 12th day of June 2009.

For and on behalf of
RICHTRAU NO. 177
(PROPRIETARY) LIMITED

/s/ signed

____________________________
Name:
Capacity:
Who warrants his authority hereto

     SCHEDULE 1

REPAYMENT PROFILE

Senior Debt Repayment Date	Repayment Instalment
31 January 2013 31 July 2013 31 January 2014 31 July 2014 31 January 2015 31 July 2015 31 January 2016 31 July 2016 31 January 2017 31 July 2017 31 January 2018 Termination Date	1 /12 1 /12 1 /12 1 /12 1 /12 1 /12 1 /12 1 /12 1 /12 1 /12 1 /12 1 /12